CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A  No. 33-51061 and 811-7123) of our reports dated December 29, 2014 on the financial statements and financial highlights of Dreyfus Global Dynamic Bond Fund, Dreyfus Global Real Return Fund, Dreyfus Total Emerging Markets Fund and Dynamic Total Return Fund (four of the series comprising Advantage Funds, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended October 31, 2014.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

February 26, 2015